EXHIBIT 99.1

SACRAMENTO, CA - SEPTEMBER 20, 2001


AMERICAN RIVER HOLDINGS ANNOUNCES STOCK REPURCHASE PLAN


Sacramento, CA - September 20, 2001 - American River Holdings (Nasdaq: AMRB) parent company of American River Bank, North Coast Bank and first source capital, announced that its Board of Directors approved a plan to repurchase, as conditions warrant, up to 5% annually of the Company's stock. The duration of the plan is open-ended and the timing of purchases is dependent upon market conditions.

The Company has used this valuable financial tool before when it repurchased approximately 10% of its outstanding shares in the 3-year period ending in 1999. The plan was discontinued to preserve pooling of interests accounting relating to its acquisition of North Coast Bank.

Charles D. Fite, Chairman of the Board stated, "the Company's track record coupled with its strong capital position supported the initiation of this plan."

On June 30, 2001, the Company had 2,418,519 common shares outstanding and a total risk-based capital ratio of 12.50% as compared to the minimum regulatory requirement of 8% for a financial services company.

"We believe a stock repurchase plan is an appropriate strategy to effectively use capital with the goal of increasing shareholder value," said David T. Taber, President and CEO of American River Holdings.

American River Holdings is a financial services company with three subsidiaries, American River Bank, a community business bank with four offices in Sacramento and Placer Counties; North Coast Bank, a community business bank with three offices in Sonoma County; and first source capital, headquartered in Sacramento which provides equipment lease financing strictly as a broker for businesses throughout the country.


Related web sites: www.amrb.com, www.americanriverbank.net, www.northcoastbank.com, www.firstsourcecapital.com


         This news release contains forward-looking statements about American River Holdings and its subsidiaries' financial condition, results of operations, plans, objectives and future performance. A number of factors, any of which are beyond the control of American River Holdings or its subsidiaries could cause actual results to differ materially from those in the forward-looking statements. American River Holdings files periodic reports with the SEC. These reports are available at www.sec.gov and describe some of the factors mentioned above.



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